Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-211254, 333-165418, 333-157685, 333-149203, 333-145074, 333-139555, 333-121584, and Form F-3 No.333-210203) of Sanofi of our reports dated March 2nd, 2017, with respect to the consolidated financial statements of Sanofi and its subsidiaries and the effectiveness of internal control over financial reporting of Sanofi and its subsidiaries, included in this Annual Report (Form 20-F) for the year ended December 31, 2016.

Ernst & Young et Autres

Paris-La Défense, France

March 2nd, 2017